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                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") between NATURADE, INC., a Delaware corporation ("Company"), and BILL D. STEWART, an individual ("Stewart").

                              PRELIMINARY STATEMENT

         Company wishes to engage Stewart as its Chief Executive Officer and as a member of its Board, and Stewart wishes to accept such engagement, in each case on the terms and conditions set forth below. Company and Stewart have discussed Company's need for new management and a reorganization of its operations. Company endorses Stewart's plans and proposals outlined by him to Company in such regards. Such plans may include, without limitation, hiring a new vice president of sales, outsourcing most or all manufacturing operations, hiring both a new internal marketer and a marketing consultant to focus on mass market projects, and relocating the Company's business within Southern California in order to focus on marketing natural dietary supplements and herbal health-related products.

         In consideration of the mutual promises made herein, Company and Stewart (collectively, the "Parties") hereby agree as follows:

         1. Specified Term. Beginning March 2, 1998 (the "Effective Date") for a period of 48 months or the earlier date of the termination of this Agreement (the "Term"), in each case on the terms and subject to the conditions set forth herein, Company hereby retains Stewart, and Stewart hereby accepts retention with Company. Stewart shall commence performance of his offices hereunder at Company's headquarters on the Effective Date.

         2. Title and Description of Duties. Stewart shall serve as Chief Executive Officer and member of Company's board of directors (the "Board") and shall have such duties, rights, responsibilities, and privileges normally associated with the positions he shall occupy. During the Term Stewart shall report to the Chairman of the Board, comply with the directions and resolutions of the Board, and diligently devote his full time, attention, and energies to the business of Company.

         3. Competitive Activities. During the Term Stewart shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with any business of Company or the dietary supplements and natural health and beauty care business. The parties hereto intend the terms of this Section 3 to be reasonable and in compliance with applicable law and, in that regard, anything to the contrary appearing in this Agreement notwithstanding, if a court shall determine that this Section 3 shall be unenforceable, such court is hereby authorized and


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empowered to restrict the geographic area and the scope of activities to which this Section 3 pertains to the minimum extent necessary so that this Section 3 as so restricted shall be rendered enforceable.

         4. Confidential Information. Stewart agrees that he shall not disclose any confidential information concerning the Company or its operations (including any information constituting a trade secret under applicable law), or use any such confidential information in any way, either during the Term or at any other time thereafter, except as is required in the course of the discharge of his duties hereunder. Upon termination of this Agreement, or when requested by the Board, Stewart shall return or cause to be returned to Company all such confidential information in his possession or disposal, without retaining any copies thereof.

         5. Indemnification of Losses of Stewart. Company shall indemnify Stewart for all losses sustained by Stewart in direct consequence of the discharge of his duties hereunder, except that Company shall not be liable hereunder as to losses resulting from Stewart's wilful misconduct, or matters in respect of which Stewart acted with gross negligence or in bad faith.

         6. Salary. (a) As compensation for the services to be rendered by Stewart hereunder, during the Term Company shall pay Stewart an annual salary (the "Salary") of $200,000. Salary shall be payable to Stewart at such times and in a manner consistent with Company's then current payment practices.

         (b) In addition to any amount of Salary payable under Section 6(a) above and any other amount payable to Stewart hereunder, as additional compensation to Stewart Company shall pay to Stewart the gross amount of $16,700 promptly upon Stewart's purchase of a home in Southern California.

         7. Tax Withholding. Company shall have the right to deduct or withhold from the compensation due to Stewart hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

         8. Bonus; Options.

         (a) Bonus. Company shall pay to Stewart a bonus of $58,000 with respect to the fiscal year ending September 30, 1998. In addition, Company and Stewart shall use their respective good faith efforts to negotiate and agree to criteria respecting a bonus for Stewart with respect to each fiscal year ending after September 30, 1998 (collectively with the above bonus for 1998, the "Bonus") by the end of the prior fiscal year. It is the expectation of each of the Parties hereto that such criteria to be negotiated will provide that the target amount of each annual Bonus will be one-half of Stewart's aggregate Salary for such fiscal year based on the Company achieving earnings and revenues objectives, excluding the effects of acquisitions. Such target Bonus will

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not be limited, but shall contain provisions for higher bonus payments to reward
Stewart for exceeding such objectives. In addition, provision shall be made on a case-by-case basis to address specifically earnings and revenues contributed by acquisitions.

         (b) Options. (i) As soon as practicable after the Effective Date, Company shall grant to Stewart, pursuant to a qualified stock option plan (the "Plan") to be instituted by Company, options ("Options") to acquire 255,000 shares of common stock of Company ("Common Stock"), at a price per share ("Exercise Price") equal to the fair market price (as reasonably determined by Company) of Company's publicly trading shares on the Effective Date (such price being the "Fair Market Price" of the Common Stock as of any date of determination). The Options will vest in four equal portions on each of the first four anniversaries of the Effective Date, subject to any limitations on exercise contained in the Plan; provided, the Term shall not have ended prior to such anniversary. Notwithstanding the foregoing, in the event of any sale (including, without limitation, pursuant to either a tender offer or a merger of Company which results in the shareholders of the Company holding less than fifty per cent (50%) of the stock of the surviving corporation) of Company during the Term, subject to any limitations on exercise contained in the Plan, all of the Options not then vested shall immediately vest.

         (ii) Additional options to acquire shares of Common Stock will become available to Stewart on an annual basis determined by the Board. Additional options to acquire shares of Common Stock will be made available to selected key employees nominated and awarded by Stewart (such shares to be used as leverage for initial hire and annual award against performance), in each case on a basis determined by the Board.

         (c)  Dilution.

               (1) Reorganizations. In the event the Common Stock is subject to a stock split, stock dividend, or the like, or any consolidation of the outstanding shares of Common Stock into a smaller number of shares is effected (any such event being herein called a "Common Stock Reorganization"), then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such effective date before giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization, and (ii) the number of shares of Common Stock subject to purchase upon exercise of the Options shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction, the numerator of which shall be the number of shares outstanding after giving effect to such Common Stock Reorganization and the denominator of which shall be the number of shares of

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Common Stock outstanding immediately before giving effect to such Common Stock
Reorganization. In the event of any merger in which Company is not the surviving corporation, the Options shall immediately vest (as provided above) and shall become options to purchase the kind and amount of shares of stock and other securities and property which Stewart would have been entitled to receive pursuant to such merger if the Options had been exercised immediately prior to the effective date thereof, and the Exercise Price shall be adjusted accordingly. Any adjustment of Exercise Price under this Section 8, and the number of shares of Common Stock purchasable upon exercise of the Options, shall not be applicable to any portion of the Options exercised prior to such adjustment.

               (2) Dilutive Issuances.

                  (i) Upon each issuance (or deemed issuance as provided below) by the Company of any shares of Common Stock (the "Additional Stock") after the date hereof, other than "Excluded Stock" (as defined below), for a consideration per share less than the Exercise Price in effect immediately prior to the issuance, the Exercise Price in effect immediately prior to each issuance shall forthwith be adjusted to a price determined by multiplying the Exercise Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Additional Stock so issued would purchase at the Exercise Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock shall be calculated on a fully diluted basis, as if all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective conversion or exercise prices (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in questions.

                  (ii) The term "Excluded Stock" shall mean:

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                           (A) shares of Common Stock issued or issuable in a
                  public offering registered under the Securities Act of 1933, as amended;

                           (B) shares of Common Stock or related options
                  exercisable for such Common Stock issued to employees, officers, and directors of, and consultants, customers, and vendors to, the Company, pursuant to an arrangement approved by the Board of the Company; and

                           (C) shares of Common Stock issued or issuable in
                  connection with the acquisition by the Company of all of the outstanding voting stock or substantially all of the assets of another entity.

         9. Life Insurance. During the Term, Company agrees to provide and pay for a twenty-year term life insurance policy for Stewart in the amount of $250,000; provided, that Company shall be obligated to provide such insurance only if it may be obtained by Company for Stewart on commercially reasonable terms and for reasonable premiums not substantially greater than would be payable for such coverage with respect to an average man of Stewart's age (as reasonably determined by Company), and subject to Stewart submitting to and satisfying the health and physical examination criteria of the insurer. Stewart agrees to cooperate in all reasonable respects with Company and the insurer to provide the coverage described in this Section 9, including without limitation by submitting to such physical examinations as shall be required by such insurer. Company shall continue payment of premium thru life of policy regardless of employment status.

         10. Group Medical Insurance. Company agrees to include Stewart and Stewart's spouse under Company's group medical insurance coverage, if any, which Company provides to all employees.

         11. Vacation. Stewart shall be allowed four weeks of paid vacation per year.

         12. Expenses.

         (a) During the Term the Company shall reimburse Stewart for lease of an automobile at the rate of $1,250 per month. Stewart's gasoline charges shall be payable under and pursuant to the Company's then-current travel and entertainment policy. Stewart will pay for repairs and maintenance costs relating to such automobile.

         (b) Company shall reimburse Stewart for all out-of-pocket travel expenses incurred by him in connection with Company's business and in compliance with Company's reimbursement policies.

         (c) Company shall reimburse Stewart for all of his reasonable out-of-pocket moving expenses, not to exceed $33,000, incurred in connection with his moving his household to Southern California from Memphis, Tennessee. In addition, Company shall reimburse Stewart for normal and customary selling expenses, not to exceed $40,000, incurred by him in connection

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with the sale of his home in Memphis, Tennessee, including (but not limited to):
licensed real estate broker's commission, normal closing costs which are the responsibility of the seller and attorneys fees, not to exceed realtor's commissions. In the event Stewart is unable to sell his Memphis home within 180 days of the Effective Date, Company shall purchase from Stewart such home at a price equal to the average of two appraisals by appraisers reasonably acceptable to Stewart and Company. Company further agrees to provide grossed up tax allowance resulting from applicable Company-paid taxable moving expenses shown as income on Stewart's W-2 form.

         (d) Company shall reimburse Stewart for fees and expenses (including "points") paid by him to obtain a purchase money loan for his acquisition of a primary residence in Southern California, which fees and expenses are paid by Stewart on or before the date such loan is made; provided, that Company's total obligations under this Section 12(d) shall not exceed $15,000.

         (e) Company shall lend up to $600,000 to Stewart for the purpose of purchasing a residence in Southern California if such purchase occurs prior to the sale of his Memphis residence. The loan shall be at zero interest, and shall be secured by a deed of trust on the residence purchased. The loan shall be due and payable upon the earlier of (i) sale of Stewart's Memphis residence or (ii) 180 days following the Effective Date.

         (f) Company shall reimburse Stewart for all of his reasonable out-of-pocket expenses, incurred by him to obtain temporary housing for himself and his household in Los Angeles, California prior to his purchase of a primary residence.

         (g) Company shall reimburse Stewart for expenses for up to three (3) house hunting trips for spouse, to include round trip airfare, lodging, meals and rental car.

         13. Termination for Cause. Company reserves the right to terminate this Agreement if Stewart (1) wilfully or habitually breaches or neglects the duties which he is required to perform under the terms of this Agreement; (2) commits a felony or act of dishonesty, fraud, misrepresentation, or other acts of moral turpitude or (3) refuses to comply materially with reasonable directives of the Board (each of the foregoing circumstances being "Cause").

         14. Termination Without Cause.

                  a. This Agreement shall be terminated upon the death or disability of Stewart such that he cannot fulfill his responsibilities under this Agreement.

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                  b. Termination under this Section 14 shall not be considered
         "for Cause" for the purpose of this Agreement.

         15. Effect of Termination Upon Compensation.

         (a) Termination for Cause or Upon Resignation. In the event that this Agreement is terminated prior to the completion of the entire forty-eight month Term contemplated hereby "for Cause" by Company, or by resignation by Stewart, Stewart shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this Agreement or Company's stock option plan, computed pro rata up to and including that date, excluding any Bonus, and the vesting of Options shall cease. In such events, except as expressly provided in this Section 15(a) above and by the terms of any agreement between the Parties pertaining to the grant of additional compensation to Stewart, Company shall have no obligations under this Agreement, including, without limitation, any obligation thereunder to pay Salary or additional compensation or to provide other benefits, in each case except to the extent otherwise provided by law.

         (b) Termination Other than for Cause or Upon Resignation, Death or Disability. In the event that this Agreement is terminated prior to the completion of the entire forty-eight month Term contemplated hereby other than "for Cause" by Company or by resignation, death or disability by or of Stewart, Stewart shall be entitled to (i) the compensation earned by and vested in him prior to the date of termination as provided for in this Agreement (including Bonus) and Company's stock option plan, in each case computed pro rata up to and including that date, and (ii) payment of his Salary, average Bonus, and continuation of medical benefits and payment of automobile lease under Section 12(a) above, in each case through the later of (a) 24 months following the Effective Date or (b) 12 months following termination, at such times and in such manner as such Salary or other amount was paid or provided prior to such termination. In such events, except as expressly provided in this Section 15(b) above and by the terms of any agreement between the Parties pertaining to the grant of additional compensation to Stewart, Company shall have no obligations under this Agreement, including, without limitation, any obligation thereunder to pay Salary or additional compensation or to provide other benefits, in each case except to the extent otherwise provided by law.

         16. Notices. Any and all notices or other communications required or permitted to be given by either Party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified postage prepaid, with return receipt requested. Notices shall be deemed duly served and given when personally delivered to the Party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first class postage prepaid, addressed as follows:

         To Company:                        Naturade, Inc.

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                                    7110 East Jackson Street
                                    Paramount, California  90723
                                    Attention:  Chairman of the Board
                                    Telephone:  (562) 531-8120

         To Stewart:                Bill D. Stewart
                                    2938 Mallard Lane
                                    Germantown, Tennessee 38138
                                    Telephone:  (901) 755-3292

         17. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the retention of Stewart by Company, and contains all of the covenants and agreements between the Parties with respect to that retention in any manner whatsoever. Each Party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Without limitation to the foregoing, this Agreement shall supersede and replace all provisions of any prior agreement pertaining to retention by Company of Stewart.

         18. Modifications. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged.

         19. Effect or Waiver. The failure of either Party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other Party shall not be deemed a waiver of that term, covenants or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         20. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         21. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         22. Sums Due Deceased Stewart. If Stewart dies during the Term, any sums that may be due him from Company under this Agreement as of the date of death shall be paid to Stewart's executors, administrators, heirs, personal representatives, successors and assigns.

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Executed effective February 18, 1998, at Los Angeles, California.



COMPANY

NATURADE, INC.,
a Delaware corporation


By /s/ WILLIAM B. DOYLE
  -------------------------
         Title: Director



Stewart

 /s/ BILL  D. STEWART
---------------------------
         BILL  D. STEWART


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